UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) Aug. 30, 2019

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number			IRS Employer Identification Number
001-3034	XCEL ENERGY INC.			41-0448030
(a Minnesota corporation)
414 Nicollet Mall
	Minneapolis	Minnesota	55401
	(612)	330-5500

001-31387	NORTHERN STATES POWER COMPANY			41-1967505
(a Minnesota corporation)
414 Nicollet Mall
	Minneapolis	Minnesota	55401
	(612)	330-5500

001-03789	SOUTHWESTERN PUBLIC SERVICE COMPANY			75-0575400
(a New Mexico corporation)
790 South Buchanan Street
	Amarillo	Texas	79101
	(303)	571-7511
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $2.50 par value per share	XEL	Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

Xcel Energy provides the following updates on various wind development efforts.

Mower
On Aug. 30, 2019, Northern States Power Company, a Minnesota corporation (NSP-Minnesota) filed a petition with the Minnesota Public Utilities Commission (MPUC) to acquire the Mower wind facility from affiliates of NextEra Energy, Inc. (NextEra) for an undisclosed amount. The Mower facility is located in southeastern Minnesota and is currently contracted under a purchased power agreement (PPA) with NSP-Minnesota through 2026. Mower will be repowered and continue to have approximately 99 megawatts (MW) of capacity. The acquisition will occur after repowering which is expected to be complete prior to the end of 2020 and qualify for 100% of the production tax credit. The acquisition is expected to provide significant customer financial benefits relative to other wind options and contribute to Xcel Energy's commitment to Lead the Clean Energy Transition. NSP-Minnesota will need approval from both the MPUC and Federal Energy Regulatory Commission to complete the transaction.

Crowned Ridge
In 2017, the MPUC approved the NSP-Minnesota proposed wind portfolio that included 1,150 MW of wind ownership and 400 MW of PPAs. Included in that proposal were two Crowned Ridge projects: a 300 MW build-owner transfer (BOT) wind farm and a 300 MW PPA, both with affiliates of NextEra. In August 2019, NextEra withdrew their MISO queue position for a portion of the projects that were still awaiting transmission access due to increased estimates of Midcontinent Independent System Operator transmission upgrade and interconnection costs. As a result, NextEra has reduced both the BOT and PPA Crown Ridge projects from 300 MW to 200 MW. The projects are now targeting a November 2020 commercial operation date. We will continue to work on options related to Crowned Ridge and opportunities to meet our customers clean energy needs.

Sagamore
In 2018, the New Mexico Public Regulation Commission and Public Utility Commission of Texas approved Southwestern Public Service Co.'s (SPS) proposal to add 1,230 MW of new wind generation, including SPS's construction and ownership of the 478 MW Hale and 522 MW Sagamore wind projects. The Hale wind project was placed into commercial operation in June 2019. In August 2019, SPS announced that it has completed the development phase including grid connection studies for the Sagamore wind project in New Mexico and closed on its Purchase and Sale Agreement with Invenergy, paving the way for construction to start in the fourth quarter of 2019. The Sagamore wind project is expected to go into service in 2020 and cost approximately $900 million.

Xcel Energy's other announced wind projects have the required permits and interconnections rights and are expected to be completed in time to secure their appropriate production tax credits.

Certain information discussed in this Current Report on Form 8-K is forward-looking information that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements, as well as assumptions and other statements are intended to be identified in this document by the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should,” “will,” “would” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information. Factors, in addition to those discussed in Xcel Energy’s, NSP-Minnesota’s and SPS's Annual Report on Form 10-K for the year ended Dec. 31, 2018, and subsequent securities filings, that could cause actual results to differ materially include: changes in environmental laws and regulations; climate change and other weather, natural disaster and resource depletion, including compliance with any accompanying legislative and regulatory changes; ability of subsidiaries to recover costs from customers; reductions in our credit ratings and the cost of maintaining certain contractual relationships; general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries to obtain financing on favorable terms; availability or cost of capital; our customers’ and counterparties’ ability to pay their debts to us; assumptions and costs relating to funding our employee benefit plans and health care benefits; our subsidiaries’ ability to make dividend payments; tax laws; operational safety, including our nuclear generation facilities; successful long-term operational planning; commodity risks associated with energy markets and production; rising energy prices; costs of potential regulatory penalties; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; fuel costs; and employee work force and third party contractor factors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aug. 30, 2019	Xcel Energy Inc. (a Minnesota corporation)
Northern States Power Company (a Minnesota corporation)
Southwestern Public Service Company (a New Mexico corporation)

/s/ ROBERT C. FRENZEL
Robert C. Frenzel
Executive Vice President, Chief Financial Officer